UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): March 31, 2014

ACTAVIS plc

(Exact Name of Registrant as Specified in Its Charter)

Ireland	000-55075	98-1114402
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1 Grand Canal Square, Docklands

Dublin 2, Ireland

(Address of Principal Executive Offices)

(862) 261-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01.	Entry into a Material Definitive Agreement.

On March 31, 2014, Actavis plc, a public limited company incorporated under the laws of Ireland (the “Ultimate Parent”), Actavis Capital S.à r.l., a private limited liability company (société à responsabilité limitée), incorporated under the laws of the Grand-Duchy of Luxembourg (the “Borrower”), Actavis, Inc., Nevada corporation (“Actavis”), Bank of America, N.A., as Administrative Agent, and a syndicate of banks participating as lenders entered into an amendment agreement (the “Term Loan Amendment”) to amend and restate the Borrower’s existing senior unsecured term loan credit facility, dated October 1, 2013, as amended (such facility, prior to its amendment and restatement pursuant to the Term Loan Amendment, the “Existing Term Loan Agreement”). The Existing Term Loan Agreement, as amended by the Term Loan Amendment, is referred to herein as the “Second Amended and Restated Term Loan Agreement.” The Second Amended and Restated Term Loan Agreement became effective in accordance with its terms on March 31, 2014.

Pursuant to the Term Loan Amendment, certain lenders party thereto have committed to provide additional term loans (the “Tranche A-2 Term Loans”) on the Closing Date (as defined below) to the Borrower in an aggregate amount not to exceed $2.0 billion. The Tranche A-2 Term Loans will mature on the date which is five years after the Closing Date. The proceeds of the Tranche A-2 Term Loans will be used to fund the Acquisition (as defined below). The date of the consummation of the Ultimate Parent’s proposed acquisition (the “Acquisition”) through a series of merger transactions of Forest Laboratories, Inc. pursuant to that certain Agreement and Plan of Merger, dated as of February 17, 2014, by and among Actavis plc, Tango US Holdings Inc., Tango Merger Sub 1 LLC, Tango Merger Sub 2 LLC and Forest Laboratories, Inc. (the “Merger Agreement”) (attached as Exhibit 2.1 in the Ultimate Parent’s Current Report on Form 8-K filed with the Securities and Exchange Commission on February 19, 2014) is referred to herein as the “Closing Date”.

Interest Rate and Amortization

The Tranche A-2 Term Loans will bear interest at a per annum rate equal to either (i) a base rate plus an applicable margin per annum varying from 0.125% per annum to 0.875% per annum, depending on the Debt Rating (as defined in the Second Amended and Restated Term Loan Agreement) or (ii) a Eurodollar rate, plus an applicable margin varying from 1.125% per annum to 1.875% per annum, depending on the Debt Rating.

The outstanding principal amount of Tranche A-2 Term Loans is payable in equal quarterly amounts of 2.50% per quarter prior to the fifth anniversary of the Closing Date, with the remaining balance payable on the fifth anniversary of the Closing Date.

Guarantees

The Tranche A-2 Term Loans will be jointly and severally guaranteed by (a) Warner Chilcott Limited (“Intermediate Parent), (b) Actavis and (c) each subsidiary of Ultimate Parent (other than Actavis) that, at the election of Intermediate Parent, guarantees such obligations or is required to guarantee such obligations pursuant to the terms of the Second Amended and Restated Term Loan Agreement. As of the Closing Date, Intermediate Parent will also guarantee the term loans outstanding under the Existing Term Loan Agreement.

Representations, Covenants and Events of Default

The Second Amended and Restated Term Loan Agreement also contains certain amendments to the representations and warranties, financial reporting covenants and other affirmative and negative covenants, quarterly total leverage maintenance covenant and events of default (the occurrence of which may trigger an acceleration of amounts outstanding under the Second Amended and Restated Term Loan Agreement).

Conditions

The funding of the Tranche A-2 Term Loans on the Closing Date is subject to several conditions, including (i) since February 17, 2014, there shall not have occurred a “Company Material Adverse Effect” under the Merger Agreement, (ii) consummation of the Acquisition, (iii) receipt of customary closing documents and (iv) other customary closing conditions more fully set out in the Second Amended and Restated Term Loan Agreement.

The final termination date for the availability of the Tranche A-2 Term Loans is the Outside Date, as defined in the Merger Agreement.

The foregoing description is qualified in its entirety by reference to the text of (i) the Term Loan Amendment, which is attached as Exhibit 10.1 hereto and incorporated herein by reference and (ii) the Second Amended and Restated Term Loan Agreement, which is attached as Exhibit 10.2 hereto and incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description

10.1	Second Amendment Agreement, by and among, Actavis Capital S.à. r.l., Actavis, Inc., Actavis plc, Bank of America, N.A., as Administrative Agent, and the lenders party thereto, dated as of March 31, 2014.

10.2	Second Amended and Restated Actavis Term Loan Credit and Guarantee Agreement, by and among Actavis plc, Warner Chilcott Limited, Actavis Capital S.à r.l., Actavis, Inc., the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, dated as of March 31, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: April 2, 2014		ACTAVIS plc

	By:	/s/ R. Todd Joyce
R. Todd Joyce
Chief Financial Officer - Global

EXHIBIT INDEX

Exhibit No.	Description

10.1	Second Amendment Agreement, by and among, Actavis Capital S.à. r.l., Actavis, Inc., Actavis plc, Bank of America, N.A., as Administrative Agent, and the lenders party thereto, dated as of March 31, 2014.

10.2	Second Amended and Restated Actavis Term Loan Credit and Guarantee Agreement, by and among Actavis plc, Warner Chilcott Limited, Actavis Capital S.à r.l., Actavis, Inc., the lenders from time to time party thereto and Bank of America, N.A., as Administrative Agent, dated as of March 31, 2014.

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